EXHIBIT 4.2
PROVIDENT BANKSHARES CORPORATION
2004 EQUITY COMPENSATION PLAN
1. Purpose Of Plan.
The purposes of this 2004 Equity Compensation Plan are to provide incentives and rewards to those employees and directors largely responsible for the success and growth of Provident Bankshares Corporation and its subsidiary corporations, and to assist all such corporations in attracting and retaining directors, executives and other key employees with experience and ability.
2. Definitions.
“Affiliate” means any “parent corporation” or “subsidiary corporation” of the Corporation, as such terms are defined in Sections 424(e) and 424(f) of the Code.
“Award” means one or more of the following: shares of Common Stock, Restricted Stock Awards, Options, Stock Appreciation Rights, performance shares, performance units and any other rights which may be granted to a Participant under the Plan.
“Board of Directors” means the board of directors of the Corporation.
“Change in Control” means any one of the following events occurs:
(i) Merger: The Corporation merges into or consolidates with another corporation, or merges another corporation into the Corporation and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Corporation immediately before the merger or consolidation;
(ii) Acquisition of Significant Share Ownership: A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Corporation’s voting securities, but this clause (b) shall not apply to beneficial ownership of Corporation voting shares held in a fiduciary capacity by an entity of which the Corporation directly or indirectly beneficially owns fifty percent (50%) or more of its outstanding voting securities;
(iii) Change in Composition of the Board of Directors: During any period of two consecutive years, individuals who constitute the Corporation’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Corporation’s Board of Directors; provided, however, that for purposes of this clause (iii) each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least three-fourths (3/4) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or
(iv) Sale of Assets: The Corporation sells to a third party all or substantially all of its assets.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board of Directors.
“Common Stock” means the common stock of the Corporation, par value $1.00 per share.

“Corporation” means Provident Bankshares Corporation and any entity which succeeds to the business of Provident Bankshares Corporation.
“Disability” means a permanent and total disability as defined by Section 72(m)(7) of the Code.
“Employee” means any person employed by the Corporation or an Affiliate. Directors who are also employed by the Corporation or an Affiliate shall be considered Employees under the Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exercise Price” means the price at which an individual may purchase a share of Common Stock pursuant to an Option.
“Fair Market Value” means the average of the reported highest bid and lowest ask price of the Common Stock as reported on the Nasdaq National Market (as published by The Wall Street Journal, if published) on such date or, if the Common Stock was not traded on such date, on the immediately preceding day on which the Common Stock was traded thereon or the last previous date on which a sale is reported. The Committee also may adopt a different methodology for determining Fair Market Value with respect to one or more Awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s).
“Option” or “Stock Option” means a non-statutory stock option not subject to the requirements of Section 422 of the Code, that is granted to an individual under the Plan.
“Outside Director” means a member of the Board(s) of Directors of the Corporation or an Affiliate who is not also an Employee of the Corporation or an Affiliate.
“Plan” means this Provident Bankshares Corporation 2004 Equity Compensation Plan.
“Restricted Stock Award” means restricted stock granted to an individual pursuant to Section 6 of the Plan.
“Retirement” means termination of employment of an individual upon his attaining age 65 or other normal or early retirement age pursuant to the regular retirement plan of the Corporation or any Affiliate. “Retirement” with respect to an Outside Director means retirement as defined in the by-laws of the Corporation.
“Stock Appreciation Right” means a right to payment provided in accordance with Section 6 of the Plan.
3. Administration.
(a) The Committee shall administer the Plan. The Board of Directors or the Committee may delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation who will receive Awards and (b) to determine the number of Awards to be received by them, pursuant to a resolution that specifies the total number of rights or options that may be granted under the delegation, provided that no officer may be delegated the power to designate himself or herself as a recipient of such options or rights.
(b) Subject to paragraph (a) of this Section 3, the Committee shall:
(i) select the individuals who are to receive grants of Awards under the Plan;
(ii) determine the type, number, vesting requirements and other features and conditions of such Awards made under the Plan;
(iii) interpret the Plan and Award Agreements (as defined below); and

(iv) make all other decisions related to the operation of the Plan.
(c) Each Award granted under the Plan shall be evidenced by a written agreement (i.e., an Award Agreement). Each Award Agreement shall constitute a binding contract between the Corporation or an Affiliate and the Participant, and every Participant, upon acceptance of an Award Agreement, shall be bound by the terms and restrictions of the Plan and the Award Agreement. The terms of each Award Agreement shall be set in accordance with the Plan, but each Award Agreement may also include any additional provisions and restrictions determined by the Committee. In particular, and at a minimum, the Committee shall set forth in each Award Agreement:
(i) the type of Award granted;
(ii) the Exercise Price of any Option;
(iii) the number of shares or rights subject to the Award;
(iv) the expiration date of the Award;
(v) the manner, time and rate (cumulative or otherwise) of exercise or vesting of the Award; and
(vi) the restrictions, if any, placed on the Award, or upon shares which may be issued upon the exercise or vesting of the Award.
The Chairman of the Committee, the Chief Executive Officer of the Corporation or any other designated officer are hereby authorized to execute Award Agreements on behalf of the Corporation or an Affiliate and to cause them to be delivered to the Participants of Awards granted under the Plan.
4. Eligibility.
Subject to the terms of the Plan, directors, key salaried officers and employees of the Corporation, or of any Affiliate, as the Committee shall determine from time to time shall be eligible to participate in the Plan.
5. Shares Of Common Stock Subject To The Plan; Share Limits.
5.1 Shares Available. Subject to the provisions of Section 7, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares.
5.2 Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under this Plan (the “Share Limit”) is equal to the sum of (a) [Number] shares, plus (b) the number of any shares subject to stock options granted under the Corporation’s Amended and Restated Stock Option Plan (the “Option Plan”) which expire, or for any reason are cancelled or terminated, after the effective date of this Plan without being exercised. The following limits also apply with respect to Awards granted under this Plan:
(a) The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is [Number] shares.
(b) The maximum number of shares of Common Stock subject to all Awards that are granted during any calendar year to any individual under this Plan is [Number] shares.
(c) The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under this Plan, other than pursuant to Options and Stock Appreciation Rights, is [Number]. This limit does not apply, however, to shares delivered in respect of compensation earned but deferred.

5.3 Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an Award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares are delivered in respect of a dividend equivalent, stock appreciation right, or other award, only the actual number of shares delivered with respect to the Award shall be counted against the Share Limits of this Plan. Shares that are subject to or underlie Awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent Awards under this Plan. Shares that are exchanged by a Participant or withheld by the Corporation as full or partial payment in connection with any Award under this Plan or the Option Plan (with respect to such a payment in connection with any award under the Option Plan, only to the extent such transaction occurs after the effective date of this Plan), as well as any shares exchanged by a Participant or withheld by the Corporation to satisfy the tax withholding obligations related to any Award under this Plan or the Option Plan (with respect to such an exchange or withholding in connection with any award under the Option Plan, only to the extent such transaction occurs after the effective date of this Plan), shall be available for subsequent Awards under this Plan.
5.4 Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to Awards then outstanding under this Plan (exclusive of any dividend equivalent obligations, to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Committee may pay cash in lieu of any fractional shares in settlements of Awards under this Plan. No fewer than 100 shares may be purchased on exercise of any Award (or, in the case of Stock Appreciation Rights or purchase rights, no fewer than 100 rights may be exercised at any one time) unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the Award.
6. Awards
6.1 The Committee shall determine the type or types of Award(s) to be made to each selected eligible individual. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation. The types of Awards that may be granted under this Plan are:
(a) Stock Options.
The Committee may, subject to the limitations of this Plan and the availability of shares of Common Stock reserved but not previously awarded under the Plan, grant Stock Options to Employees and Outside Directors, subject to terms and conditions as it may determine, to the extent that such terms and conditions are consistent with the following provisions:
(i) Exercise Price. The Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant.
(ii) Terms of Options. In no event may an individual exercise an Option, in whole or in part, more than ten (10) years from the date of grant.
(iii) Non-Transferability. Unless otherwise determined by the Committee, an individual may not transfer, assign, hypothecate, or dispose of an Option in any manner, other than by will or the laws of intestate succession. The Committee may, however, in its sole discretion, permit the transfer or assignment of an Option, if it determines that the transfer or assignment is for valid estate planning purposes and is permitted under the Code and Rule 16b-3 of the Exchange Act. For purposes of this Section 6.1(a), a transfer for valid estate planning purposes includes, but is not limited to, transfers:
(1) to a revocable inter vivos trust, as to which an individual is both settlor and trustee;
(2) for no consideration to: (a) any member of the individual’s Immediate Family; (b) a trust solely for the benefit of members of the individual’s Immediate Family; (c) any partnership whose only partners are members of the individual’s Immediate Family; or (d) any limited liability corporation or other corporate entity whose only members or equity owners are members of the individual’s Immediate Family.
For purposes of this Section, “Immediate Family” includes, but is not necessarily limited to, a Participant’s parents, grandparents, spouse, children, grandchildren, siblings (including half brothers and sisters), and individuals who are family members by adoption. Nothing contained in this Section shall be construed to require the Committee to give its approval to any transfer or assignment of any Stock Option or portion thereof, and approval to transfer or assign any Option or portion thereof does not mean that such approval will be given with respect to any other Option or portion thereof. The transferee or assignee of any Option shall be subject to all of the terms and conditions applicable to such Option immediately prior to the transfer or assignment and shall be subject to any other conditions prescribed by the Committee with respect to such Option.
(b) Stock Appreciation Rights. The Committee may grant a Stock Appreciation Right or “SAR” under this Plan. A SAR shall provide a Participant with the right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value of a share of Common Stock on the date the SAR was granted (the “base price”) as set forth in the applicable Award Agreement, provided, however, that, in the case of a SAR granted retroactively, in tandem with or as a substitution for another Award, the base price may be no lower than the Fair Market Value of a share of Common Stock on the date such other Award was granted. The maximum term of a SAR shall be ten (10) years.
(c) Restricted Stock Awards.
The Committee may make grants of Restricted Stock Awards, which shall consist of the grant of some number of shares of Common Stock to an individual upon such terms and conditions as it may determine, to the extent such terms and conditions are consistent with the following provisions:
(i) Grants of Stock. Restricted Stock Awards may only be granted in whole shares of Common Stock.
(ii) Non-Transferability. Except to the extent permitted by the Code, the rules promulgated under Section 16(b) of the Exchange Act or any successor statutes or rules:
(1) The recipient of a Restricted Stock Award grant shall not sell, transfer, assign, pledge, or otherwise encumber shares subject to the grant until full vesting of such shares has occurred. For purposes of this section, the separation of beneficial ownership and legal title through the use of any “swap” transaction is deemed to be a prohibited encumbrance.
(2) Unless otherwise determined by the Committee and except in the event of the Participant’s death or pursuant to a domestic relations order, a Restricted Stock Award grant is not transferable and may be earned only by the individual to whom it is granted during his or her lifetime. Upon the death of a Participant, a Restricted Stock Award grant is transferable by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.
(3) If the recipient of a Restricted Stock Award is subject to the provisions of Section 16 of the Exchange Act, shares of Common Stock subject to the grant may not, without the written consent of the Committee (which consent may be given in the Award Agreement), be sold or otherwise disposed of within six (6) months following the date of grant.
(iii) Issuance of Certificates. Reasonably promptly after the date of grant of shares of Common Stock pursuant to a Restricted Stock Award, the Corporation shall cause to be issued a stock certificate evidencing such shares, registered in the name of the Participant to whom the Restricted Stock Award was granted; provided, however, that the Corporation may not cause a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Provident Bankshares Corporation 2004 Equity Compensation Plan entered into between the registered owner of such shares and Provident Bankshares Corporation or its Affiliates. A copy of the Plan and Award Agreement is on file in the office of the Corporate Secretary of Provident Bankshares Corporation.
This legend shall not be removed until the individual becomes vested in such shares pursuant to the terms of the Plan and Award Agreement. Each certificate issued pursuant to this Section 6.1(c) shall be held by the Corporation or its Affiliates, unless the Committee determines otherwise.
(iv) Treatment of Dividends. Participants are entitled to all dividends and other distributions declared and paid on Common Stock with respect to all shares of Common Stock subject to a Restricted Stock Award, from and after the date such shares are awarded or from and after such later date as may be specified by the Committee in the Award Agreement, and the Participant shall not be required to return any such dividends or other distributions to the Corporation in the event of forfeiture of the Restricted Stock Award.
(v) Voting of Restricted Stock Awards. Participants who are granted Restricted Stock Awards may vote all unvested shares of Common Stock subject to their Restricted Stock Awards.
(d) Other Awards. The other types of Awards that may be granted under this Plan include: (a) stock bonuses, performance shares, performance units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards granted consistent with Section 162(m) of the Code.
6.2 Payments and Deferrals. Payment of Awards may be made in the form of cash, Common Stock, or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee may also require or permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash under such rules and procedures as it may establish under this Plan. The Committee may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.
6.3 Consideration for Awards. The purchase price or Exercise Price for any Award granted under this Plan or the Common Stock to be delivered pursuant to an Award, as applicable, may be paid by means of any lawful consideration as determined by the Committee, including, without limitation, one or a combination of the following methods:
(a) cash, check payable to the order of the Corporation, or electronic funds transfer;
(b) notice and third party payment in such manner as may be authorized by the Committee;
(c) the delivery of previously owned shares of Common Stock;
(d) reduction in the number of shares otherwise deliverable pursuant to the Award; or
(e) subject to such procedures as the Committee may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of Awards.
In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. In the event that the Committee allows a Participant to exercise an Award by delivering shares of Common Stock previously owned by such Participant and unless otherwise expressly provided by the Committee, any shares delivered which were initially acquired by the Participant from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the Participant at least six months as of the date of delivery. Shares of Common Stock used to satisfy the Exercise Price of an option shall be valued at their Fair Market Value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the Exercise Price or purchase price therefor and any related withholding obligations under Section 9.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable Award Agreement, the Committee may at any time eliminate or limit a Participant’s ability to pay the purchase or Exercise Price of any Award or shares by any method other than cash payment to the Corporation.
7. Effect of Termination of Service on Awards.
7.1 General. The Committee shall establish, in the applicable Award Agreement, the effect of a termination of employment or service on the rights and benefits under each Award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of Award.
7.2 Events Not Deemed Terminations of Service. Unless Corporation policy or the Committee otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or the Committee; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. In the case of any Employee on an approved leave of absence, continued vesting of the Award while on leave may be suspended until the Employee returns to service, unless the Committee otherwise provides or applicable law otherwise requires. In no event shall an Award be exercised after the expiration of the term set forth in the Award Agreement.
7.3 Effect of Change of Subsidiary Status. For purposes of this Plan and any Award, if an entity ceases to be an Affiliate of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each individual who does not continue as an Employee or Outside Director with another entity within the Corporation after giving effect to the Affiliate’s change in status.
8. Adjustments; Acceleration Upon a Change in Control.
8.1 Adjustments. Upon, or in contemplation of, any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split (“stock split”); any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction affecting the Common Stock; or a sale of all or substantially all the business or assets of the Corporation as an entirety; then the Committee shall, in such manner, to such extent (if any) and at such times as it deems appropriate and equitable in the circumstances:
(a) proportionately adjust any or all of (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Awards (including the specific Share Limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Awards, (3) the grant, purchase, or Exercise Price (which term includes the base price of any SAR or similar right) of any or all outstanding Awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding Awards, or (5) the performance standards applicable to any outstanding Awards, or
(b) make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding Awards, based upon the distribution or consideration payable to holders of the Common Stock.
8.2 The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement and, in the case of Options, SARs or similar rights, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the Exercise Price or base price of the Award.

8.3 Upon any of the events set forth in Section 8.1, the Committee may take such action prior to such event to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the Awards in the same manner as is or will be available to stockholders of the Corporation generally. In the case of any stock split or reverse stock split, if no action is taken by the Committee, the proportionate adjustments contemplated by Section 8.1(a) above shall nevertheless be made.
8.4 Automatic Acceleration of Awards. Upon a Change in Control of the Corporation, then each then outstanding Option and SAR shall become fully vested, all Restricted Stock Awards then outstanding shall fully vest free of restrictions, and each other Award granted under this Plan that is then outstanding shall become payable to the holder of such Award. Without limiting the foregoing, the Board of Directors may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an Award if an event giving rise to an acceleration does not occur.
9. Miscellaneous Provisions
9.1 Compliance with Laws. This Plan, the granting and vesting of Awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under Awards are subject to compliance with all applicable federal and state laws, rules and regulations (including, but not limited to, state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation, provide such assurances and representations to the Corporation as or may be deemed necessary or desirable to assure compliance with all applicable legal and accounting requirements.
9.2 Employment Status. No person shall have any claim or rights to an Award (or additional Awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.
9.3 No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any Award Agreement) shall confer upon any Participant any right to continue in the employ or other service of the Corporation, constitute any contract or agreement of employment or other service or affect an Employee’s status as an employee-at-will, nor shall interfere in any way with the right of the Corporation to change a Participant’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 9.3, however, is intended to adversely affect any express independent right of such Participant under a separate employment or service contract other than an Award Agreement.
9.4 Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly provided otherwise) of the Corporation by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
9.5 Tax Withholding. Upon any exercise, vesting, or payment of any Award, the Corporation shall have the right, at its option, to:
(a) require the Participant (or the Participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation may be required to withhold with respect to such Award or payment; or
(b) deduct from any amount otherwise payable in cash to the Participant (or the Participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation may be required to withhold with respect to such cash payment.
In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Committee may, in its sole discretion (subject to Section 9.1) grant (either at the time of the Award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price, in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law. The Corporation may, with the Committee’s approval, accept one or more promissory notes from any Participant in connection with taxes required to be withheld upon the exercise, vesting or payment of any Award under this Plan; provided, however, that any such note shall be subject to terms and conditions established by the Committee and the requirements of applicable law.
9.6 Effective Date, Termination and Suspension, Amendments.
(a) This Plan is effective as of [Date]. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the effective date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional Awards may be granted under this Plan, but previously granted Awards (and the authority of the Committee with respect thereto, including the authority to amend such Awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.
(b) Board Authorization. Subject to applicable laws and regulations, the Board of Directors may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part; provided, however, that no amendment may have the effect of repricing Options. No Awards may be granted during any period that the Board of Directors suspends this Plan.
(c) Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.
(d) Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change affecting any outstanding Award shall, without the written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Corporation under any Award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 8 shall not be deemed to constitute changes or amendments for purposes of this Section 9.6.
9.7 Governing Law; Construction; Severability.
(a) This Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the State of Maryland.
(b) Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.
(c) Plan Construction. Rule 16b-3. It is the intent of the Corporation that the Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any Participant for Section 16 consequences of awards or events under Awards if an Award or event does not so qualify.

9.8 Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
9.9 Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board of Directors or the Committee to grant Awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.